Wynn Macau, Limited
永利澳門有限公司*

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259, 40357)

CLOSING OF THE ISSUANCE OF US$750,000,000 5.625% SENIOR NOTES DUE 2028 (TO BE CONSOLIDATED AND FORM A SINGLE SERIES WITH THE US$600,000,000 5.625% SENIOR NOTES DUE 2028 ISSUED ON 26 AUGUST 2020) (Debt Stock Code: 40357)

Reference is made to the Company's announcement dated 16 December 2020 in relation to the issuance of the US$750,000,000 5.625% senior notes due 2028 (to be consolidated and form a single series with the US$600,000,000 5.625% senior notes due 2028 issued on 26 August 2020) (the "**Additional Notes**"), and the formal notice dated 22 December 2020. Unless otherwise defined in this announcement, capitalised terms used in the Company's announcement dated 16 December 2020 shall have the same meaning when used in this announcement.

The Board is pleased to announce the closing of the issuance of the Additional Notes on 22 December 2020. The Additional Notes will be listed on The Stock Exchange of Hong Kong Limited on 23 December 2020.

* *For identification purposes only.*

Principal Terms of the Additional Notes

Issuer	:	The Company
Aggregate principal amount	:	US$750,000,000
Offering price	:	103.000% of the principal amount of the Additional Notes plus accrued interest from 26 August 2020 to, but not including the issue date of the Additional Notes
Issue date	:	22 December 2020
Interest rate	:	5.625% per annum, payable semi-annually in arrears on 26 February and 26 August of each year. Interest will accrue from 26 August 2020
Maturity date	:	26 August 2028, unless earlier redeemed in accordance with terms thereof
First interest payment due date	:	26 February 2021
Securities Codes	:	Rule 144A: CUSIP: 98313R AH9 ISIN: US98313RAH93 COMMON CODE: 222187249
		Temporary Regulation S: CUSIP: G98149 AK6 ISIN: USG98149AK61 COMMON CODE: 227560088
		Regulation S: CUSIP: G98149 AH3 ISIN: USG98149AH33 COMMON CODE: 222187265

The Company estimates that the net proceeds from the offering of the Additional Notes (including a premium of 3% of the principal amount of the Additional Notes, after deducting discounts of the Initial Purchasers and estimated offering expenses payable by the Company and excluding accrued interest from 26 August 2020, to but not including the issue date of the Additional Notes), will be approximately US$765.9 million. The Company intends to use the net proceeds from the offering to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities.

By Order of the Board
Wynn Macau, Limited
Dr. Allan Zeman
Chairman

Hong Kong, 22 December 2020

As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).